Exhibit 10.6.4

STATE OF NEW JERSEY

DEPARTMENT OF HUMAN SERVICES

DIVISION OF MEDICAL ASSISTANCE AND HEALTH SERVICES

AND

AMERIGROUP NEW JERSEY, INC.

AGREEMENT TO PROVIDE HMO SERVICES

In accordance with Article 7, section 7.11.2A and 7.11.2B of the contract between AMERIGROUP New Jersey, Inc. and the State of New Jersey, Department of Human Services, Division of Medical Assistance and Health Services (DMAHS), effective date October 1, 2000, all parties agree that certain sections of the contract shall be amended to take effect November 1, 2003, as follows:

1.	Article 4, “Provision of Health Care Services, “ Sections 4.1.5(C), 4.1.5(D), 4.1.6(A)3 and 4.1.7(C)13 shall be amended as reflected in Article 4, Sections 4.1.5(C), 4.1.5(D), 4.1.6(A)3 and 4.1.7(C)13 attached hereto and incorporated herein.

2.	Article 5, “Enrollee Services,” Sections 5.8.2(M) and 5.8.2(U) shall be amended as reflected in Article 5, Sections 5.8.2(M) and 5.8.2(U) attached hereto and incorporated herein.

3.	Article 8, “Financial Provisions,” Section 8.5.6 shall be amended as reflected in Section 8.5.6 attached hereto and incorporated herein.

4.	Appendix, Section B, “Cost-Sharing Requirements for NJ FamilyCare Plan C, Plan D and Plan H Beneficiaries”, B.5.2, Plan H co-pays shall be amended as reflected in Section B, B.5.2 attached hereto and incorporated herein.

All other terms and conditions of the October 1, 2000 contract and subsequent amendments remain unchanged except as noted above.

The contracting parties indicate their agreement by their signatures. AMERIGROUP

State of New Jersey
New Jersey, Inc.	Department of Human Services

BY: /s/ Norine Yukon	BY:
Ann Clemency Kohler
TITLE: President & CEO	TITLE: Director, DMAHS
DATE: 10/27/03	DATE:

APPROVED AS TO FORM ONLY

Attorney General State of New

Jersey

BY: Deputy Attorney General

an enrollee’s risk factors, 3) development of a plan of care, 4) referrals and assistance to ensure timely access to providers, 5) coordination of care actively linking the enrollee to providers, medical services, residential, social, and other support services where needed, 6) monitoring, 7) continuity of care, and 8) follow-up and documentation.

Centers for Medicare and Medicaid Services (CMS) - formerly the Health Care Financing Administration (HCFA) within the U.S. Department of Health and Human Services.

Certificate of Authority—a license granted by the New Jersey Department of Banking and Insurance and the New Jersey Department of Health and Senior Services to operate an HMO in compliance with N.J.S.A. 26:2J-l et. seq.

Children’s Health Care Coverage Program--means the program established by the “Children’s Health Care Coverage Act”, P.L. 1997, c.272 as a health insurance program for targeted, low-income children.

Children with Special Health Care Needs—those children who have or are at increased risk for chronic physical, — developmental, behavioral, or emotional conditions and who also require health and related services of a type and amount beyond that required by children generally.

Chronic Illness—a disease or condition of long duration (repeated inpatient hospitalizations, out of work or school at least three months within a twelve-month period, or the necessity for continuous health care on an ongoing basis), sometimes involving very slow progression and long continuance. Onset is often gradual and the process may include periods of acute exacerbation alternating with periods of remission.

Clinical Peer—a physician or other health care professional who holds a non-restricted license in New Jersey and is in the same or similar specialty as typically manages the medical condition, procedure, or treatment under review.

CNM or Certified Nurse Midwife—a registered professional nurse who is legally authorized under State law to practice as a nurse-midwife, and has completed a program of study and clinical experience for nurse-midwives or equivalent.

CNP or Certified Nurse Practitioner—a registered professional nurse who is licensed by the New Jersey Board of Nursing and meets the advanced educational and clinical practice requirements beyond the two to four years of basic nursing education required of all registered nurses.

CNS or Clinical Nurse Specialist—a person licensed to practice as a registered professional nurse who is licensed by the New Jersey State Board of Nursing or similarly licensed and certified by a comparable agency of the state in which he/she practices.

Cold Call Marketing—any unsolicited personal contact with a potential enrollee by an employee or agent of the contractor for the purpose of influencing the individual to enroll

Amended as of November 1, 2003	I-4

C.	Up to twelve (12) inpatient hospital days required for social necessity in accordance with Medicaid regulations.

D.	DDD/CCW waiver services: individual supports (which includes personal care and training), habilitation, case management, respite, and Personal Emergency Response Systems (PERS).

4.1.5	INSTITUTIONAL FEE-FOR-SERVICE BENEFITS - NO COORDINATION BY THE CONTRACTOR

The following institutional services shall remain in the fee-for-service program without requiring coordination by the contractor. In addition, Medicaid beneficiaries participating in a waiver (except the Division of Developmental Disabilities Community Care Waiver) or demonstration program or admitted for long term care treatment in one of the following shall be disenrolled from the contractor’s plan on the date of admission to institutionalized care.

A.	Nursing Facility care (Exception: if the admission is only for inpatient rehabilitationlpostacute care services and is 30 days or less, the enrollee will not be disenrolled. The contractor remains financially responsible for services in this setting for 30 days. Thereafter, if the enrollee continues to receive services in this setting, the enrollee will be disenrolled. The contractor will no longer be financially responsible.) Not covered for NJ FamilyCare Plans B and C.

B.	Inpatient psychiatric services (except for RTCs) for individuals under age 21 and 65 and over — Services that are provided:

1.	Under the direction of a physician;

2.	In a facility or program accredited by the Joint Commission on Accreditation of Health Care Organizations; and

3.	Meet the federal and State requirements.

C.	Intermediate Care Facility/Mental Retardation Services - Items and services furnished in an intermediate care facility for the mentally retarded. Covered for NJ FamilyCare Plan A only.

D.	Waiver (except Division of Developmental Disabilities Community Care Waiver) and demonstration program services. Covered for NJ FamilyCare Plan A only.

4.1.6	BENEFIT PACKAGE FOR NJ FAMILYCARE PLAN D

A.	Services Included In The Contractor’s Benefits Package for NJ FamilyCare Plan D.
The following services shall be provided and case managed by the contractor:

1.	Primary Care

Amended as of November 1, 2003	N-10

a.	All physicians services, primary and specialty

b.	In accordance with state certificationllicensure requirements, standards, and practices, primary care providers shall also include access to certified nurse midwifes, certified nurse practitioners, clinical nurse specialists, and physician assistants

c.	Services rendered at independent clinics that provide ambulatory services

Federally Qualified Health Center primary care services

2.	Emergency room services

3.	Family Planning Services, including medical history and physical examinations (including pelvic and breast), diagnostic and laboratory tests, drugs and biologicals, medical supplies and devices, counseling, continuing medical supervision, continuity of care and genetic counseling

Services provided primarily for the diagnosis and treatment of infertility, including sterilization reversals, and related office (medical and clinic) visits, drugs, laboratory services, radiological and diagnostic services and surgical procedures are not covered by the NJ FamilyCare program. Obtaining family planning services from providers outside the contractor’s provider network is not available to NJ FamilyCare Plan D enrollees, except for those Plan D enrollees with program status code 380.

4.	Home Health Care Services — Limited to skilled nursing for a home bound beneficiary which is provided or supervised by a registered nurse, and home health aide when the purpose of the treatment is skilled care; and medical social services which are necessary for the treatment of the beneficiary’s medical condition

5.	Hospice Services

6.	Inpatient Hospital Services, including general hospitals, special hospitals, and rehabilitation hospitals. The contractor shall not be responsible when the primary admitting diagnosis is mental health or substance abuse related.

7.	Outpatient Hospital Services, including outpatient surgery

Amended as of November 1, 2003	IV-11

12.	Durable Medical Equipment - excludes any equipment not listed in Appendix, Section B.4.1, and not covered if not part of inpatient hospital discharge plan

13.	Early and Periodic Screening, Diagnosis and Treatment (EPSDT) services

14.	Transportation Services, including non-emergency ambulance, invalid coach, and lower mode transportation

15.	Hearing Aid Services

16.	Blood and Blood Plasma, except administration of blood, processing of blood, processing fees and fees related to autologous blood donations are covered.

17.	Cosmetic Services

18.	Custodial Care

19.	Special Remedial and Educational Services

20.	Experimental and Investigational Services

21.	Medical Supplies (except diabetic supplies)

22.	Infertility Services

23.	Rehabilitative Services for Substance Abuse

24.	Weight reduction programs or dietary supplements, except operations, procedures or treatment of obesity when approved by the contractor

25.	Acupuncture and acupuncture therapy, except when performed as a form of anesthesia in connection with covered surgery

26.	Temporomandibular joint disorder treatment, including treatment performed by prosthesis placed directly in the teeth

27.	Recreational therapy

28.	Sleep therapy

29.	Court-ordered services

30.	Thermograms and thermography

31.	Biofeedback

32.	Radial keratotomy

33.	Respite Care

34.	Inpatient hospital services for mental health

35.	Inpatient and outpatient services for substance abuse

36.	Partial hospitalization

Amended as of November 1, 2003	IV-17

H.	An explanation of the process for accessing emergency services and services which require or do not require referrals;

I.	A definition of the terms “emergency medical condition” and “post stabilization care services” and an explanation of the procedure for obtaining emergency services, including the need to contact the PCP for urgent care situations and prior to accessing such services in the emergency room;

J.	An explanation of the importance of contacting the PCP immediately for an appointment and appointment procedures;

K.	An explanation of where and how twenty-four (24) hour per day, seven (7) day per week, emergency services are available, including out-of-area coverage, and procedures for emergency and urgent health care service, including the fact that the enrollee has a right to use any hospital or other setting for emergency care;

L.	A list of the Medicaid and/or NJ FamilyCare services not covered by the contractor and an explanation of how to receive services not covered by this contract including the fact that such services may be obtained through the provider of their choice according to regular Medicaid program regulations. The contractor may also assist an enrollee or, where applicable, an authorized person, in locating a referral provider;

M.	A notification of the enrollee’s right to obtain family planning services from the contractor or from any appropriate Medicaid participating family planning provider (42 C.F.R. § 431.51(b)); as well as an explanation that enrollees covered under NJ FamilyCare Plan D (except PSC 380) may only obtain family planning services through the contractor’s provider network, and that family planning services outside the contractor’s provider network are not covered services.

N.	A description of the process for referral to specialty and ancillary care providers and second opinions;

O.	An explanation of the reasons for which an enrollee may request a change of PCP, the process of effectuating that change, and the circumstances under which such a request may be denied;

P.	The reasons and process by which a provider may request an enrollee to change to a different PCP;

Q.	An explanation of an enrollee’s rights to disenroll or transfer at any time for cause; disenroll or transfer in the first 90 days after the latter of the date the individual enrolled or the date they receive notice of enrollment and at least every twelve (12) months thereafter without cause and that the lock-in period does not apply to ABD, DDD or DYFS individuals;

R.	Complaints and Grievances/Appeals

1.	Procedures for resolving complaints, as approved by the DMAHS;

2.	A description of the grievance/appeal procedures to be used to resolve disputes between a contractor and an enrollee, including: the name, title, or department, address, and telephone number of the person(s) responsible for assisting enrollees in grievance/appeal resolutions; the time frames and circumstances for expedited and standard grievances; the right to appeal a grievance determination and the procedures for filing such an appeal; the time frames and circumstances for expedited and standard appeals; the right to designate a representative; a notice that all disputes involving clinical decisions will be made by qualified clinical personnel; and that all notices of determination will include information about the basis of the decision and further appeal rights, if any;

3.	The contractor shall notify all enrollees in their primary language of their rights to file grievances and appeal grievance decisions by the contractor;

S.	An explanation that Medicaid/NJ FamilyCare Plan A enrollees, and Plan D enrollees with a program status code of 380, have the right to a Medicaid Fair Hearing with DMAHS and the appeal process through the DHSS for Medicaid and NJ FamilyCare enrollees, including instructions on the procedures involved in making such a request;

T.	Title, addresses, phone numbers and a brief description of the contractor’s plan for contractor management/service personnel;

U.	The interpretive, linguistic, and cultural services available through the contractor’s persennelplan;

V.	An explanation of the terms of enrollment in the contractor’s plan, continued enrollment, automatic re-enrollment, disenrollment procedures, time frames for each procedure, default procedures, enrollee’s rights and responsibilities and causes for which an enrollee shall lose entitlement to receive services under this contract, and what should be done if this occurs;

W.	A statement strongly encouraging the enrollee to obtain a baseline physical and dental examination, and to attend scheduled orientation sessions and other educational and outreach activities;

X.	A description of the EPSDT program, and language encouraging enrollees to make regular use of preventive medical and dental services;

Y.	Provision of information to enrollees or, where applicable, an authorized person, to enable them to assist them in the selection of a PCP;

Amended as of November 1, 2003	V - 15

KK.	An explanation of the appropriate uses of the Medicaid/NJ FamilyCare identification card and the contractor identification card;

LL.	A notification, whenever applicable, that some primary care physicians may employ other health care practitioners, such as nurse practitioners or physician assistants, who may participate in the patient’s care;

MM.	The enrollee’s or, where applicable, an authorized person’s signed authorization on the enrollment application allows release of medical records;

NN.	Notification that the enrollee’s health status survey (obtained only by the HBC) will be sent to the contractor by the Health Benefits Coordinator;

00.	A notice that enrollment and disenrollment is subject to verification and approval by DMAHS;

PP.	An explanation of procedures to follow if enrollees receive bills from providers of services, in or out of network;

QQ.	An explanation of the enrollee’s financial responsibility for payment when services are provided by a health care provider who is not part of the contractor’s organization or when a procedure, treatment or service is not a covered health care benefit by the contractor and/or by Medicaid;

RR.	A written explanation at the time of enrollment of the enrollee’s right to terminate enrollment, and any other restrictions on the exercise of those rights, to conform to 42 U.S.C. § 1396b(m)(2)(F)(ii). The initial enrollment information and the contractor’s member handbook shall be adequate to convey this notice and shall have DMAHS approval prior to distribution;

SS.	An explanation that the contractor will contact or facilitate contact with, and require its PCPs to use their best efforts to contact, each new enrollee or, where applicable, an authorized person, to schedule an appointment for a complete, age/sex specified specific baseline physical, and for enrollees with special needs who have been identified through a Complex Needs Assessment as having complex needs, the development of an Individual Health Care Plan at a time mutually agreeable to the contractor and the enrollee, but not later than ninety (90) days after the effective date of enrollment for children under twenty-one (21) years of age, and not later than one hundred eighty (180) days after initial enrollment for adults; for adult clients of DDD, no later than ninety (90) days after the effective date of enrollment; and encourage enrollees to contact the contractor and/or their PCP to schedule an appointment;

TT.	An explanation of the enrollee’s` rights and responsibilities which should include, at a minimum, the following, as well as the provisions found in Standard X in NJ modified QARI/QISMC in Section B.4.14 of the Appendices.

Amended as of November 1, 2003	V - 17

Individuals eligible through NJ FamilyCare Plans A, B, C, and only those Plan D enrollees with a program status code of 380 and all children groups shall receive protease inhibitors and other anti-retroviral agents under the contractor’s plan. All other individuals eligible through NJ FamilyCare with program status codes of 497-498, 300-301, 700-701, and 763, and all Plan H individuals shall receive protease inhibitors and other anti-retrovirals (First Data Bank Specific Therapeutic Class Codes W5C, W5B, W51, W5J, W5K, W5L, W5M and W5N) through Medicaid fee for service and/or the AIDS Drug Distribution Program (ADDP).

8.5.7	EPSDT INCENTIVE PAYMENT

The contractor shall be paid separately, $10 for every documented encounter record for a contractor-approved EPSDT screening examination. The contractor shall be required to pass the $10 amount directly to the screening provider.

The incentive payment shall be reimbursed for EPSDT encounter records submitted in accordance with 1) procedure codes specified by DMAHS, and 2) EPSDT periodicity schedule.

8.5.8	ADMINISTRATIVE COSTS

The capitation rates, effective July 1, 2003, recognize costs for anticipated contractor administrative expenditures due to Balanced Budget Act regulations.

8.5.9	NJ FAMILYCARE PLAN H ADULTS

The contractor shall be paid an administrative fee for NJ FamilyCare Plan H adults without dependent children, and restricted alien parents excluding pregnant women, as defined in Article One.

8.6	HEALTH BASED PAYMENT SYSTEM (HBPS) FOR THE ABD POPULATION WITHOUT MEDICARE

The DMAHS shall utilize a Health-Based Payment System (HBPS) for reimbursements for the ABD population without Medicare to recognize larger average health care costs and greater dispersion around the average than other DMAHS populations. The contractor shall be reimbursed not only on the basis of the demographic cells into which individuals fall, but also on the basis of individual health status.

The Chronic Disability Payment System (CDPS) (University of California, San Diego) is . the HBPS or the system of Risk Adjustment that shall be used in this contract. The methodology for CDPS specific to New Jersey is provided in the Actuarial Certification Letter for Risk Adjustment issued separately to the contractor. Two base capitation rates and a DDD mental health/substance abuse add-on are developed for this population. These are:

Amended as of November 1, 2003	VIII-9

COST-SHARING REQUIREMENTS FOR NJ
FAMILYCARE PLAN D AND PLAN H

COPAYMENTS FOR NJ FAMILYCARE - PLAN D AND PLAN H

Copayments will be required of parents/caretakers solely eligible through NJ FamilyCare Plan D whose family income is between 151% and up to including 200% of the federal poverty level. The same copayments will be required of children solely eligible through NJ FamilyCare Plan D whose family income is between 201% and up to and including 350% of the federal poverty level. Exception - Both Eskimos and Native American Indians under the age of 19 are not required to pay copayments.

The total family limit (regardless of family size) on all cost-sharing may not exceed 5% of the annual family income.

Below is listed the services requiring copayments and the amount of each copayment. -

	SERVICE	AMOUNT OF COPAYMENT

1.	Outpatient Hospital Clinic Visits, including Diagnostic Testing	$5 copayment for each outpatient clinic visit that is not for preventive services

2.	Hospital Outpatient Mental Health Visits	$25 copayment for each visit

3	Outpatient Substance Abuse Services for Detoxification	$5 copayment for each visit

4.	Hospital Outpatient Emergency Services Covered for Emergency Services only, including services provided in an outpatient hospital department or an urgent care facility. [Note: Triage and medical screenings must be covered in all situations.]	$35 copayment; no copayment is required if the member was referred to the Emergency Room by his/her primary care provider for services that should have been rendered in the primary care provider’s office or if the member is admitted into the hospital.

5.	Primary Care Provider Services provided during normal office hours	$5 copayment for each visit (except for well-child visits in accordance with the recommended schedule of the American Academy of Pediatrics; lead screening and treatment; age-appropriate immunizations; prenatal care; or preventive dental services). The $5 copayment shall only apply to the first prenatal visit.

Amended as of November 1, 2003

	SERVICE	AMOUNT OF COPAYMENT

6.	Primary Care Provider Services during	$10 copayment for each visit non Office hours and for home visits

7.	Podiatrist Services	$5 copayment for each visit

8.	Optometrist Services	$5 copayment for each visit, except for newborns covered under fee-for-service.

9.	Outpatient Rehabilitation Services, including Physical Therapy, Occupational Therapy, and Speech Therapy	$5 copayment for each visit

10.	Prescription Drugs	$5 copayment. If greater than a 34-day supply of a prescription drug is dispensed, a $10 copayment applies.

11.	Nurse Midwives	$5 copayment for the first prenatal visit; $10 for services rendered during non-office hours and for home visits. No copayment for preventive services or newborns covered under fee-for-service.

12.	Physician specialist office visits during	$5 copayment per visit normal office hours

13.	Physician specialist office visits during visits	$10 copayment per visit non-office hours or home

14.	Nurse Practitioners	$5 copayment for each visit (except for preventive care services) $10 copayment per non-office hour visits

15.	Psychologist Services	$5 copayment for each visit

16.	Laboratory and X-ray Services	$5 copayment for each visit that is not part of an office visit

COPAYMENTS FOR NJ FAMILYCARE - PLAN H

Copayments will be required of individuals eligible through NJ FamilyCare Plan H whose family income is between 151% and up to including 250% of the federal poverty level.

The total family limit (regardless of family size) on all cost-sharing may not exceed 5% of the annual family income.

Amended as of November 1, 2003

Below is listed the services requiring copayments and the amount of each copayment.

	SERVICE	AMOUNT OF COPAYMENT

1.	Outpatient Hospital Clinic Visits, including Diagnostic Testing	$5 copayment for each outpatient clinic visit that is not for preventive services

2.	Independent Clinic Visits	$5 copayment for each visit except for preventive services

3.	Hospital Outpatient Emergency Services Covered for Emergency Services only, including services provided in an outpatient hospital department or an urgent care facility. [Note: Triage and medical screenings must be covered in all situations.]	$35 copayment; no copayment is required if the member was referred to the Emergency Room by his/her primary care provider for services that should have been rendered in the primary care provider’s office or if the member is admitted into the hospital.

4.	Primary Care Provider Services provided during normal office hours	$5 copayment for each visit (except for preventive services.)

5.	Primary Care Provider Services during non-office hours and for home visits	$10 copayment for each visit

6.	Prescription Drugs	$5 copayment. If greater than a 34-day supply of a prescription drug is dispensed, a $10 copayment applies.

7.	Nurse Midwives, non-maternity services; certified nurse practitioner, clinical nurse specialist	$5 copayment except for preventive services; $10 for services rendered during non-office hours and for home visits.

8.	Physician specialist office visits during normal office hours	$5 copayment per visit

9.	Physician specialist office visits during non-office hours or home visits	$10 copayment per visit

10.	Laboratory and X-ray Services of an office visit	$5 copayment for each visit that is not part

Amended as of November 1, 2003